Exhibit 99.1

Amedisys Announces $75 Million Stock Repurchase Program

Baton Rouge, Louisiana (September 9, 2015) - Amedisys, Inc. (NASDAQ: “AMED”), one of America’s leading home health and hospice care companies, today announced that its Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $75 million of its outstanding common stock during the next year.

Paul B. Kusserow, President and Chief Executive Officer, stated, “Amedisys is committed to a disciplined capital allocation strategy. This announcement reflects the continued confidence of the Board and our management team in our long-term plan. While we will continue to prioritize investing in accretive acquisitions, our current capital position and strong free cash flow profile will adequately support reinvesting in our business while preserving the option to return capital to shareholders.”

Amedisys, Inc. (the “Company”) is headquartered in Baton Rouge, Louisiana and our common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contact:

Amedisys, Inc.

David Castille

Managing Director, Finance and Assistant Treasurer

225.299.3665

david.castille@amedisys.com

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